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                                                                  Exhibit 3.22

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                 HSN REALTY LLC

         THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") is made effective as of the 3rd day of February, 1998, by and between HOME SHOPPING NETWORK, INC., a Delaware corporation d/b/a The Home Shopping Network, as the sole member ("Member"), and HSN REALTY LLC, a Delaware limited liability company, and shall be binding upon such other individuals and members as may be added pursuant to the terms of this Agreement.

         1 Formation Of The Company. By execution of this Agreement, Member ratifies and confirms the action of David C. McBride, Esquire, as its duly authorized agent in connection with the filing of a certificate of formation (the "Certificate") with the Secretary of the State of the State of Delaware for the purpose of forming HSN Realty LLC (the "Company"), a limited liability company formed under the Delaware Limited Liability Company Act, 6 Del. C.
Section 18-101, et seq. ("Act").

         2. Name Of The Company. The name of the company to be stated in the Certificate and the limited liability company governed by this Agreement shall be "HSN Realty LLC."

         3. Purpose. This Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

         4. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the registered agent of the Company at such address is The Corporation Trust Company.

         5. Units. A member's interests in the Company ("Units") shall for all purposes be personal property. No holder of Units or member shall have any interest in specific Company assets or property, including assets or property contributed to the Company by such member as a part of any capital contribution. The Units are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York.

         6. Capital Contributions By The Sole Member. In consideration of the issuance of one hundred (100) Units in the Company to Member, Member shall hereafter cause the merger of HSN Realty, Inc. with and into the Company with the Company to be the surviving limited liability company. Except for the foregoing consideration, Member shall not be obligated to make capital contributions to the Company and all Units issued to Member shall be nonassessable.

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         7. Capital Accounts. A separate capital account shall be maintained for each member and such capital accounts shall be maintained in accordance with the provisions Section 704 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

         8. Allocation of Profits and Losses. The Company's profits and losses shall be allocated among the members in proportion to the number of Units held by each member. It is the intent of the members that each member"s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Paragraph 8 to the fullest extent permitted by Sections 704(b) and (c) of the Code and the Treasury Regulations promulgated thereunder.

         9. Distributions. Distributions shall be made to the members at the times and in the aggregate amounts determined by the Manager. Such distributions shall be allocated among the members in proportion to the number of Units held by each member.

         10. Appointment and Removal of Manager. At any time, and from time to time, the member or members holding a majority of the Units in the Company may elect one or more individuals or entities to manage the Company (the "Manager"). The Manager shall be responsible for any and all such duties as the member(s) may choose to confer upon the Manager in this Agreement. By execution of this Agreement, Member hereby appoints USANi LLC, a Delaware limited liability company, as initial Manager of the Company. A Manager (whether an initial or a successor Manager) shall cease to be a Manager upon the earlier of (i) such Manager's resignation or (ii) such Manager's removal pursuant to the affirmative vote of the member or members holding a majority of the Units. Any vacancy in the Manager position, whether occurring as a result of a Manager resigning or being removed may be filled by appointment of a successor by the member or members holding a majority of the Units in accordance with this Paragraph 10. A Manager need not be a member or resident of the State of Delaware.

         11. Management Powers Of The Manager. Except for powers specifically reserved to the members by this Agreement (if any) or by non-waivable provisions of applicable law, as provided herein, the Company shall be managed by the Manager, as authorized agent of the Company. The Manager shall have the full, exclusive, and absolute right, power, and authority to manage and control the Company and the property, assets, and business thereof. Subject to the restrictions specifically contained in this Agreement, the Manager may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following decisions:

                  (a) Execution of an agreement of merger to cause the merger of HSN Realty, Inc. with and into the Company, with the Company as the surviving limited liability company (the "Corporate Merger");


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                  (b) Execution and required filing of any agreements,
instruments or documents, including, without limitation, a certificate of merger, necessary to effect the Corporate Merger; and

                  (c) Performance of any and all other acts Manager may deem necessary or appropriate to Company's business.

         12. Officers. The officers of the Company shall be appointed by the Manager and shall include a President, a Secretary, a Treasurer, and such other officers as the Manager from time to time may deem proper. Unless the Manager decides otherwise, all officers so designated shall each have such powers and duties as generally pertain to their respective corresponding offices in a corporation incorporated under the Delaware General Corporation Law. Such officers shall also have such powers and duties as from time to time may be conferred by the Manager. The Manager or the President may from time to time appoint such other officers (including one (1) or more Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be prescribed by the Manager or by the President, as the case may be. Any number of titles may be held by the same person. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by Manager whenever, in Manager"s judgment, the best interests of the Company will be served thereby. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by Manager. Any delegation pursuant to this Paragraph 12 may be revoked at any time by Manager. As of the date hereof, Jed B. Trosper shall be President, Brian J. Feldman shall be Treasurer, James G. Gallagher shall be Secretary, H. Steven Holtzman shall be Assistant Secretary, Richard Lyon shall be Assistant Treasurer, and Lynn E. Krall shall be Assistant Treasurer.

         13. Limitations On Authority. The authority of Manager over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

         14. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the members, or (b) the entry of a decree of judicial dissolution under
Section 18-802 of the Act.

         15. Transferability of Interests. A member may not assign in whole or in part its Units without the consent of all of the other members and provided that the transferee of such Units shall be bound by the terms of this Agreement. Notwithstanding the first sentence of this Paragraph 15, any member may transfer its Units to USANi LLC, USANi Sub LLC or HSN General Partner LLC, each a Delaware limited liability company


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(collectively, "Permitted Transferee"), without the consent of the other members. Upon any such transfer to a Permitted Transferee, the Permitted Transferee shall be admitted as a member and shall be bound by the terms of this Agreement. Nothing herein shall restrict the ability of any member to pledge its Units to secure indebtedness (including guarantee indebtedness) in respect of that certain credit agreement among USA Networks, Inc., USANi LLC, the lenders party thereto, the Chase Manhattan Bank, as administrative agent, Bank of America National Trust & Savings Association and The Bank of New York, as co-documentation agents, or any renewal, extension, replacement or refinancing thereof.

         16. Admission of Additional Members. Except as provided in Paragraph 15, one (1) or more additional members of the Company may be admitted to the Company with the consent of all of the members.

         17. Consents. Any action that may be taken by the members at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by or on behalf of the member or members holding sufficient Units to authorize or approve such action at such meeting.

         18. Amendments. Except as otherwise provided in this Agreement, this Agreement may be amended only by an affirmative vote of the member or members holding a majority of the Units.

         19. Governing Law. This Agreement and shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same Agreement.

         21. Tax Elections. The Manager shall have the power to cause the Company to make all elections required or permitted to be made for income tax purposes.

                            {Signature Page Follows}


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         IN WITNESS WHEREOF, the parties hereto have made this Agreement effective as of the date and year first above-written.

                                            HSN REALTY LLC
                                            BY: USANi LLC, AS MANAGER

                                            By: /s/ James G. Gallagher
                                                _________________________

                                                Name:  James G. Gallagher
                                                Title: Manager

                                            Member:

                                            HOME SHOPPING NETWORK, INC.

                                            By: /s/ James G. Gallagher
                                                _________________________

                                                Name:  James G. Gallagher
                                                Title: Executive Vice President,
                                                       General Counsel and
                                                       Secretary